Exhibit 99

        Robert Mondavi Board of Directors Appoints New Chairman

   OAKVILLE, Calif.--(BUSINESS WIRE)--Jan. 9, 2004--The Robert
Mondavi Corporation (Nasdaq:MOND) announced today that its Board of Directors has unanimously elected Ted Hall as its new, non-executive chairman of the board, effective immediately.
   "We are very pleased to name Ted Hall as our new chairman," said Michael Mondavi. "This move gives Robert Mondavi Corporation an extremely compelling combination -- an outstanding board and management team inspired by my family's vision and passion to produce and sell wines of exceptional quality. Personally, I look forward to spending even more time in the marketplace with our key distributors, retailers, and restaurateurs, worldwide. This is an exciting moment for me, my family, and our company."
   "Robert Mondavi Corporation aspires to best practices in corporate governance," said Ted Hall. "This structure allows me, as a non-executive chairman, to focus on board governance and effectiveness. We are fortunate to have an experienced, capable CEO in Greg Evans, and a truly gifted and passionate family, all committed to improving shareholder value by fulfilling Robert's original vision of producing wines that belong in the company of the world's finest. I am honored to be part of the extended family."
   Mr. Hall is an accomplished business leader and entrepreneur with deep operating experience in the wine industry. He is general partner of Long Meadow Ranch, an innovative organic farm in the Napa Valley, and president of Long Meadow Ranch Winery. Previously, as a leader and operating manager at the global consulting firm McKinsey & Company, Hall served as the managing partner of their San Francisco office before assuming significant worldwide responsibilities in the firm. He served as an elected member of McKinsey's Shareholders Committee, which is its board of directors. He has over 25 years of experience in both the public and private sectors working with chief executives and boards of directors of Fortune 50 companies around the world in the areas of strategy and organization.
   Under the new structure announced today, Michael Mondavi will assume the title of Vice Chairman along with his brother, Timothy J. Mondavi, who continues in his role as Winegrower. Marcia Mondavi Borger remains an active board member, as well.

   Robert Mondavi Corporation

   Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena, Arboleda and Caliterra, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi Corporation in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Vina Errazuriz in the United States.

    CONTACT: Robert Mondavi Corporation
             Robert Philipps, 707-251-4850 (Investor Relations)
             Sandra Timpson, 707-968-2017 (Public Relations)